NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

RICHARD R. BARNHART NAMED PRESIDENT OF KAMAN AEROSPACE GROUP;
GREGORY L. STEINER TO RETIRE

BLOOMFIELD, Connecticut (September 26, 2017) - Kaman Corp. (NYSE:KAMN) today announced that Richard R. Barnhart, 57, has been selected to lead the Company’s aerospace segment, effective October 1, 2017, succeeding Gregory L. Steiner Executive Vice President of Kaman Corporation and President, Kaman Aerospace Group, who will retire from the Company effective January 2, 2018.

Barnhart retired from The Barnes Group in 2016 as Senior Vice President and President of Barnes Aerospace following a tenure of divisional leadership and advancement across a number of the company’s Aerospace and Distribution divisions. Prior to his service with Barnes, Barnhart was President of Kaman’s Aerostructures division. He began his career with Price Waterhouse and spent a decade in increasingly responsible operating roles with United Technologies and Pratt & Whitney.

“Rick’s track record of driving profitable long-term growth make him ideally suited to serve as the next leader of our Aerospace segment. His diverse experience and focus within the Aerospace industry, particularly across a number of companies with varied end markets, position him to drive further business development and continued operational improvement. I look forward to Rick joining the management team and building on the strong foundation Greg has helped to build,” stated Neal J. Keating, Chairman, President and Chief Executive Officer.

“I also would like to congratulate Greg on his retirement. Under his leadership over the last nine years, the Aerospace segment has achieved top line growth, increased profitability and the successful integration of a number of key acquisitions. I appreciate Greg’s commitment to stay with us through the end of the year to provide Rick with an orderly transition of leadership. I thank him for his service, and wish him well in his retirement,” Keating added.

Barnhart received a Master of Business Administration degree from the University of Connecticut, and he holds a bachelor’s degree in accounting from the University of Vermont. Rick and his wife live in Ellington, Connecticut.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 240 customer service centers and five distribution centers across the U.S. and Puerto Rico. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

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Investor Contact:
James Coogan
VP, Investor Relations
(860) 243-6342
james.coogan@kaman.com

Media Contact:
Eric Remington
VP, Govt. Relations and Communications
(860) 243-6334
eric.remington@kaman.com